Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in the form and context in which they are included and incorporated by reference in this Registration Statement on Form S-3 (including the related prospectus) of PermRock Royalty Trust. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of reserves and value of reserves and our report on reserves as of December 31, 2019, December 31, 2020 and December 31, 2021 of the underlying properties and net profits interest owned by PermRock Royalty Trust.

We also consent to the references to our firm in the prospectus included in such Registration Statement, including under the heading “Experts.”

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Fort Worth, Texas

April 28, 2022